Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

January 7, 2015 and the Prospectus dated October 6, 2014

Registration No. 333-199181

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.
Guarantor:	AmeriCredit Financial Services, Inc.
Trade Date:	January 7, 2015
Settlement Date:	January 12, 2015 (T+3)
Form of Offering:	SEC Registered (Registration No. 333-199181)

Terms applicable to

Floating Rate Senior Notes due 2020

Aggregate Principal Amount:	$250,000,000

Final Maturity Date:	January 15, 2020

Interest Rate:	The Interest Rate for the first interest period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on January 8, 2015, plus the Spread (as described below). Thereafter, the Interest Rate for any interest period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Spread to LIBOR:	+156 bps

Interest Payment Dates:	January 15, April 15, July 15 and October 15, commencing April 15, 2015 (long first coupon)

Initial Interest Rate:	Three-month LIBOR, determined as of two London business days prior to the settlement date, plus 1.560% per annum

Interest Reset Dates:	Quarterly on January 15, April 15, July 15 and October 15, commencing April 15, 2015, and at maturity, provided that if any interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the immediately succeeding day that is a business day, except that if that business day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding business day.

Interest Determination Date and LIBOR Calculation:	The interest rate applicable to each interest period commencing on the related interest reset date, or the settlement date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the settlement date, in the case of the initial interest period, or thereafter the applicable interest reset date.

Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(i) LIBOR is the rate for deposits in U.S. dollars for the 3-month period which appears on Reuters LIBOR 01 (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Reuters LIBOR 01” means the display designated on page LIBOR 01 on the Reuters Service (or such other page as may replace the LIBOR 01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters LIBOR 01, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Reuters LIBOR 01 as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with the company) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with the company) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

Day Count Convention:	Actual / 360

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, National Association

CUSIP / ISIN:	37045XAT3 / US37045XAT37

Joint Book-Running Managers:	Citigroup Global Markets Inc. Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC RBS Securities Inc.

Co-Managers:	Mizuho Securities USA Inc. Sandler O’Neill & Partners, L.P. SG Americas Securities, LLC CastleOak Securities, L.P. Guzman & Company Lebenthal & Co., LLC

Terms applicable to

3.150% Senior Notes due 2020

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	January 15, 2020

Public Offering Price:	99.880%, plus accrued and unpaid interest, if any, from January 12, 2015

Benchmark Treasury:	1.625% due December 31, 2019

Benchmark Treasury Yield:	1.476%

Spread to Benchmark Treasury:	T+170 bps

Coupon:	3.150%

Yield to Maturity:	3.176%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2015 (long first coupon)

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+30 bps Par call on or after December 15, 2019

Change of Control prior to an Investment Grade Event:	Puttable at 101% of principal, plus accrued and unpaid interest.

CUSIP / ISIN:	37045XAR7 / US37045XAR70

Joint Book-Running Managers:	Citigroup Global Markets Inc. Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC RBS Securities Inc.

Co-Managers:	Mizuho Securities USA Inc. Sandler O’Neill & Partners, L.P. SG Americas Securities, LLC CastleOak Securities, L.P. Guzman & Company Lebenthal & Co., LLC

Terms applicable to

4.000% Senior Notes due 2025

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	January 15, 2025

Public Offering Price:	99.478%, plus accrued and unpaid interest, if any, from January 12, 2015

Benchmark Treasury:	2.250% due November 15, 2024

Benchmark Treasury Yield:	1.964%

Spread to Benchmark Treasury:	T+210 bps

Coupon:	4.000%

Yield to Maturity:	4.064%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2015 (long first coupon)

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+35 bps Par call on or after October 15, 2024

Change of Control prior to an Investment Grade Event:	Puttable at 101% of principal, plus accrued and unpaid interest.

CUSIP / ISIN:	37045XAS5 / US37045XAS53

Joint Book-Running Managers:	Citigroup Global Markets Inc. Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC RBS Securities Inc.

Co-Managers:	Mizuho Securities USA Inc. Sandler O’Neill & Partners, L.P. SG Americas Securities, LLC CastleOak Securities, L.P. Guzman & Company Lebenthal & Co., LLC

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, tel: (800) 831-9146, e-mail: prospectus@citi.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, tel: (888) 603-5847, e-mail:Barclaysprospectus@broadridge.com; Crédit Agricole Securities (USA) Inc., Attn: Nicholas Lancaster, 1301 Avenue of the Americas, 17th Floor, New York, NY 10019, tel: (212) 261-3477, e-mail: nicholas.lancaster@ca-cib.com; Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, 2nd Floor, New York, NY 10010, tel: (800) 221-1037, e-mail: newyork.prospectus@credit-suisse.com; or RBS Securities Inc., Attn: Debt Capital Markets Syndicate, 600 Washington Boulevard, Stamford, CT 06901, tel: (866) 884-2071.